                                                                EXHIBIT 11

                          FIRST COMMERCIAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                  (Dollars in thousands, except per share data)



                                              For the Years Ended December 31,
                                             ----------------------------------
                                                1997        1996        1995
                                             ----------  ----------  ----------

Net income before extraordinary items        $   84,634  $   78,554  $   65,234
Extraordinary item, net of income taxes
  of $9,659                                      15,425           -           -
                                             ----------  ----------  ----------
Net income                                   $  100,059  $   78,554  $   65,234
Less: Preferred stock dividend                        -           -           -
                                             ----------  ----------  ----------
Income applicable to common shares           $  100,059  $   78,554  $   65,234
                                             ==========  ==========  ==========

Weighted average number of common shares
   outstanding during the period - Basic     37,486,476  35,648,472  34,221,166

Dilutive potential common shares                435,476     384,813     317,939
                                             ----------  ----------  ----------
Weighted average number of common shares     37,921,952  36,033,285  34,539,105
   assuming dilution                         ==========  ==========  ==========

Basic earnings per common share:
  Net income before extraordinary items           $2.26       $2.20       $1.91
  Extraordinary item                               0.41           -           -
                                                  -----       -----       -----
    Net income per sommon share                   $2.67       $2.20       $1.91
                                                  =====       =====       =====
Diluted earnings per common share:
  Net income before extraordinary items           $2.23       $2.18       $1.89
  Extraordinary item                               0.41           -           -
                                                  -----       -----       -----
    Net income per common share                   $2.64       $2.18       $1.89
                                                  =====       =====       =====